Exhibit 99.1

CSX Corporation Announces Fourth-Quarter and Full-Year Earnings Results

Highlights:

•	Solid fourth quarter and full-year financial performance, including the company’s first sub-70 full-year operating ratio, despite challenging market conditions

•	Continued focus on pricing, efficiency and resource alignment helped offset market conditions in 2015

•	Impact of continued low commodity prices, strong U.S. dollar and energy market transition is expected to further challenge 2016 performance

JACKSONVILLE, Fla. - January 12, 2016 - CSX Corporation (Nasdaq: CSX) today announced fourth quarter net earnings of $466 million, a 5 percent decline from $491 million in the same period of 2014, or $0.48 per share, down 2 percent from $0.49 in the prior year.

Fourth quarter revenue declined 13 percent as pricing gains were more than offset by the impact of lower fuel recovery, a 6 percent volume decline and continued transition in the company’s business mix. Expenses also decreased 13 percent, primarily reflecting reduced fuel prices, lower volume-related costs and efficiency gains. As a result, operating income declined 12 percent to $791 million, while the operating ratio improved 20 basis points to 71.6 percent.

For the full year 2015, CSX generated $11.8 billion in revenue as growth in intermodal, automotive and minerals markets partially offset continued significant declines in coal. In this environment, the company delivered earnings per share of $2.00, up 4 percent from 2014, on net earnings of $2.0 billion. Improving service, resource alignment and efficiency gains helped generate operating income of nearly $3.6 billion and the company’s first sub-70 full-year operating ratio at 69.7 percent.

“CSX delivered solid results in 2015 by balancing strong service with compelling cost control and efficiency gains despite a market challenged by low commodity prices and global impacts of the strong U.S. dollar.” said Michael J. Ward, chairman and chief executive officer.

“With negative global and industrial market trends projected for 2016, full-year earnings per share are expected to be down compared to 2015. CSX will continue to be rigorous about efficiency, resources and service quality in order to maximize shareholder value and achieve a mid-60s operating ratio longer term.”

CSX executives will conduct a quarterly earnings conference call with the investment community on January 13, 2016, from 8:30 a.m. to 9:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.

More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.